Exhibit 99.(d)(39)(i)

AMENDMENT NO. 1 TO THE Subadvisory AGREEMENT

This AMENDMENT effective November 1, 2025 (the “Amendment”) is made to the Subadvisory Agreement dated May 1, 2025 (as amended, the “Agreement”), by and among Goldman Sachs Asset Management, L.P., a Delaware Limited Partnership (the “Subadviser”), Pacific Life Fund Advisors LLC, a Delaware Limited Liability Company (the “Investment Adviser”), and Pacific Select Fund, a Delaware Statutory Trust (the “Trust”). Capitalized terms not defined herein shall have the meaning given to them in the Agreement.

WHEREAS, Investment Adviser, Subadviser and Trust are parties to the Agreement; and

WHEREAS, the parties mutually desire to amend the Agreement as set forth herein.

NOW THEREFORE, in consideration of the renewal of the premises, promises and mutual covenants contained herein and in the Agreement, and for other good and valuable consideration paid, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties agree that the Agreement is hereby amended as follows:

1.	Exhibit A as attached to this Amendment hereby replaces the current Exhibit A to the Agreement.

2.	In Section 2, titled Subadviser Duties, subsection (h)(i) is hereby deleted and replaced with the following:

i.          using commercially reasonable efforts to notify the Investment Adviser in the event that the Subadviser’s valuation committee makes the determination that the market price of any holding of the Fund is unreliable or does not appear to reflect the fair value of such holding as a result of events or situations where no standard market or formulaic method is available or appropriate for valuation purposes and require a case by case approach (a “Fair Valuation Event”) on the same day prior to 7:00 PM Eastern Time or as soon as reasonably practicable, or if the Subadviser gets approval of its valuation committee with respect to a Fair Valuation Event after 5:00 PM Eastern Time, prior to 9:00 PM Eastern Time or as soon as reasonably practicable; provided, the Subadviser will use commercially reasonable efforts to notify the Investment Adviser if the Subadviser’s valuation committee is evaluating a potential Fair Valuation Event prior to 7:00 PM Eastern Time.

3.	Subsection 2(h)(ii) is hereby deleted and replaced with the following:

ii.          using commercially reasonable efforts to respond to the request of the Investment Adviser or custodian for the Subadviser to provide assistance with respect to fair valuation for a holding of the Fund; the Subadviser will respond in accordance with its valuation policy and procedures based on information that is reasonably available, either (1) prior to 7:00 PM Eastern Time or as soon as reasonably practicable on that same day if requested by the Investment Adviser or custodian prior to 5:00 PM Eastern Time or, (2) prior to 9:00 PM Eastern Time or as soon as reasonably practicable on that same day if requested by the Investment

Adviser or custodian after 5:00 PM Eastern Time; for purposes of this subsection 2(h)(ii), a “request” is not deemed to have been made unless an employee of the Investment Adviser or custodian emails at least one designated valuation contact and at least one designated client relationship management contact at Subadviser pursuant to a list provided by the Subadviser as may be updated from time to time, and one of the aforementioned contacts confirms receipt;

4.	Subsection 2(cc) is hereby amended by adding the following to the end of the last sentence:

Subadviser will confirm with its portfolio managers that manage the Fund(s) that, to the best of their knowledge, they are not Contract Holders of a Pacific Life Insurance Company and/or Pacific Life & Annuity Company variable contract of which the Fund is an underlying investment for the duration of this Agreement.

5.	Subsection 2(dd) is hereby deleted and replaced with the following:

(dd)          The Investment Adviser directs the Subadviser to generally limit the universe of permissible investments for the Emerging Markets Portfolio to those investments held in the Goldman Sachs equivalent retail fund, subject to differences related to inflows, outflows and other portfolio management considerations such as, but not limited to, differences in portfolio rebalance dates, as applicable, for so long as the Subadviser utilizes a quantitative investment strategy.

The Investment Adviser acknowledges the Subadviser will generally limit the universe of permissible investments for the Small-Cap Growth Portfolio to those investments held in the Goldman Sachs equivalent retail fund, subject to differences related to inflows, outflows and other portfolio management considerations such as, but not limited to, differences in portfolio rebalance dates, as applicable.

6.	In Section 18, titled Notices, subsection (b), the fifth line is deleted and replaced with the following:

Attention: Audrey L. Cheng, Vice President and General Counsel

7.	Except as herein above modified, all other terms and provisions of the Agreement shall be and remain in full force and effect.

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IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the day and year first written above.

PACIFIC LIFE FUND ADVISORS LLC

By: /s/Howard T. Hirakawa
Name: Howard T. Hirakawa
Title: Senior Vice President

GOLDMAN SACHS ASSET MANAGEMENT, L.P.

By: /s/ Marci Green
Name: Marci Green
Title: Managing Director

PACIFIC SELECT FUND

By: /s/Howard T. Hirakawa
Name: Howard T. Hirakawa
Title: Senior Vice President